Exhibit 10.3

Conrad Mir

President & CEO

cmir@calmaretherapeutics.com

January 15, 2016

Christine Chansky, MD, JD

Westfield, NJ

christinechansky@aol.com

Re: Employment Term Sheet

Dear Dr. Chansky;

As per our conversations, I am pleased to confirm Calmare Therapeutics Incorporated’s (CTI) offer of employment as follows. Upon your approval, we will draft a formal employment agreement which will include milestones as well as the following:

1)	Position Title: Chief Regulatory Officer of Calmare Therapeutics Incorporated
2)	Trial Period: 60 (sixty) days from start date.
3)	Base salary: $185,000 per annum.
4)	Bonus: 40% of base, payable annually, subject to clearly meeting goals and objectives. Payment of the bonus will be comprised of a cash and equity component. Specific goals and objectives will be submitted in the formal Employment Agreement. In the interim, several milestones, integral to the position of CRO, are set forth below (See Objectives).
5)	Incentive: You will be granted Three Hundred Thousand (300,000) incentive warrants (Incentive) that will be subject to a new employee equity plan (Equity Plan) soon to be in effect by the CTI. Strike price and vesting will be subject the aforementioned Equity Plan.
6)	Benefits: If so desired, you will be enrolled in CTI’s benefit program for medical, dental and vision. Details of the program will be submitted under separate cover.
7)	Start Date: January 15, 2016.

My sincerest regards,

/s/ Conrad Mir
Conrad Mir
President & CEO
Calmare Therapeutics Incorporated

ACCEPTED:

/s/ Dr. Christine Chansky 1/26/16
Dr. Christine Chansky, M.D., J.D.

1375 Kings Highway East, Suite 400, Fairfield, CT 06824 • 203.368.6044 • Fax: 203.368.5399

www.calmaretherapeutics.com • www.calmarett.com

Cti - Letter Employment Agreement - Chansky Md Jd -

01.15.16

January 25, 2016

“Top 5” Objectives

a)	Provide senior executive leadership regarding CTI’s medical program and any and all issues related to the treatment of patients with the Calmare® Pain Therapy device as CTI’s chief regulatory authority.

b)	Regulatory oversight and involvement in all medical matters, which include: medical policy and legal documentation; clinical trials, pivotal studies, abstracts and related matters; corporate litigation and intellectual property issues; CTI’s Centers of Excellence and its respective launches, roll-outs, human resources matters, et al.; medical device approval(s) and technologies; and the similar duties.

c)	Internal and external interfacing with medical staff, the medical community and similarly inclined professionals on behalf of CTI in conjunction with CTI’s chief medical officer.

d)	Interact and interface with the associated medical organizations, entities, institutions, et al, on behalf of the Company and at the direction of the CEO to assure effective and efficient delivery of quality medical treatment and/or diagnoses consistent with the mission and vision of CTI.

e)	Identify objectives, strategies and action plans to improve all aspects of the medical division of CTI in conjunction with CTI’s CMO.